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                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[X]      Filed by the Registrant
[ ]      Filed by a Party other than the Registrant

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[X]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Sec. 240.14a-12



               Lincoln National Convertible Securities Fund, Inc.
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                (Name of Registrant as Specified In Its Charter)


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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1. Title of each class of securities to which transaction applies:

         2. Aggregate number of securities to which transaction applies:

         3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4.       Proposed maximum aggregate value of transaction:

         5.       Total fee paid:

[ ]      Fee paid previously with preliminary proxy materials.




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[ ]      Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

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         2)       Form, Schedule or Registration Statement No.:

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         3)       Filing Party:

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         4)       Date Filed:

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               LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC.

                               ONE COMMERCE SQUARE
                        PHILADELPHIA, PENNSYLVANIA 19103

               Supplement to Proxy Statement dated April 10, 2001
           Annual Meeting of Shareholders to be held on June 22, 2001


         The Board of Directors of Lincoln National Convertible Securities Fund, Inc. (the "Fund") has rescheduled the Fund's Annual Meeting of Shareholders to Friday, June 22, 2001 at 10:00 a.m. (Chicago time). The Annual Meeting will be held at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois.


Update on Litigation Relating to the Fund

         As previously reported to you, Phillip Goldstein filed a lawsuit against the Fund and its Directors in the United States District Court for the Eastern District of Pennsylvania on May 24, 2000. In April 2000, Mr. Goldstein expressed an intention (a) to nominate candidates for the two director positions that were to be filled at the Fund's May 2000 annual meeting, (b) to move that the shareholders pass a resolution to amend the Fund's bylaws at the May 2000 annual meeting, and (c) to solicit proxies. The Fund informed Mr. Goldstein that it would not permit him to raise the matters he wished to raise at the May 2000 annual meeting because he had failed to notify the Fund of his intentions prior to the published January 2000 deadline for submitting proposals for the annual meeting. Mr. Goldstein claimed that it was improper for the Fund to enforce this deadline and that the Directors made false and misleading statements in the proxy materials that the Fund disseminated in connection with the 2000 annual meeting. The primary relief that Mr. Goldstein sought is an order setting aside the results of the 2000 election and directing the Fund to conduct another election for the Fund's Class 1 Directors. Mr. Goldstein also seeks an award of attorneys' fees and expenses. On September 15, 2000, the Directors asserted counterclaims against Mr. Goldstein, contending that Mr. Goldstein's arrangements with various beneficial owners of the Fund's shares were tantamount to the operation of an investment company that acquired shares of the Fund in excess of the limits set forth in the federal securities laws.

         On Friday, April 27, 2001, the court found in favor of Mr. Goldstein, finding that, under Maryland law, the Fund's Directors, by precluding Mr. Goldstein from nominating his candidates for election to the Board and submitting his other proposal at the May 2000 Annual Meeting, breached their fiduciary duty. This ruling was based on the court's conclusion that the published deadline for submitting shareholder proposals was invalid and unenforceable because it was not also reflected in the Fund's bylaws. The court acknowledged that this case raised a novel issue of Maryland corporate law --- namely, whether advance notice deadlines promulgated in corporate documents other than the charter documents are enforceable. The court also found that the




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Directors omitted material facts in connection with the solicitation of proxies for the 2000 Annual Meeting. Although the Fund's proxy materials disclosed that the Board had implemented a staggered Board structure as permitted by Maryland law, the court ruled that the Fund should have stated that this was accomplished by way of an amendment to the Fund's charter documents. The court also ruled in favor of Mr. Goldstein with respect to the Fund's counterclaim. The court issued an order setting aside the election of the Fund's Class 1 Directors at the 2000 Annual Meeting and has ordered that a new election shall be conducted with respect to the Class 1 Director positions.

         The Board is disappointed with the ruling in the case and is concerned about the consequences to the Fund's long-term shareholders if Mr. Goldstein and his associates succeed in gaining a majority of seats on your Board. The case turned on a novel issue of Maryland law that the Board believes was decided incorrectly by the federal court. The Board believed last year, and believes now, that the Fund's published advance notice deadline was valid and enforceable, and the Board intends to pursue an appeal in the case.

         On March 5, 2001, a separate action was filed by Robert Daniels against the Defendants in the Circuit Court for Baltimore City in Maryland. This action purports to have been brought on behalf of a class consisting of all of the Fund's shareholders. The allegations in this new action are functionally identical to those in the action described above and the alleged wrongful acts of the Directors are interrelated with the allegations of the original Goldstein complaint. The plaintiff in this case seeks unspecified damages and attorneys fees.

Participants

         Because Mr. Goldstein has commenced a proxy contest, the Securities and Exchange Commission (the "SEC") requires the Fund to provide shareholders with certain additional information relating to "participants" as defined in the SEC's proxy rules. Pursuant to those rules, the Fund's Directors are, and certain employees and agents of the Fund may be, deemed to be "participants." In addition to the persons listed in the Fund's April 10, 2001 proxy statement, William E. Dodge may be deemed a participant under the proxy rules. Mr. Dodge is Executive Vice President and Chief Investment Officer of Equities of Delaware Management Company, the adviser to the Fund, located at One Commerce Square, Philadelphia, PA 19103.